PRESS RELEASE                                  SOURCE: First Trust Advisors L.P.


FIRST TRUST ADVISORS L.P. ANNOUNCES PORTFOLIO MANAGER UPDATE FOR FEI, FEN, FIF AND FPL

WHEATON, IL -- (BUSINESS WIRE) -- April 21, 2017 -- First Trust Advisors L.P. ("FTA") announced today that Energy Income Partners, LLC ("EIP"), investment sub-advisor for First Trust MLP and Energy Income Fund (NYSE: FEI), First Trust Energy Income and Growth Fund (NYSE MKT: FEN), First Trust Energy Infrastructure Fund (NYSE: FIF), and First Trust New Opportunities MLP & Energy Fund (NYSE:
FPL) (the "Funds"), will release an update on the market and the Funds for financial advisors and investors. The update will be available TUESDAY, APRIL 25, 2017 AT 5:00 P.M. EASTERN TIME UNTIL 11:59 P.M. EASTERN TIME ON WEDNESDAY, MAY 24, 2017. To listen to the update, follow these instructions:

--  Dial: (888) 203-1112; International (719) 457-0820; and Passcode # 9058787.
    The update will be available from Tuesday, April 25, 2017, at 5:00 P.M. Eastern Time until 11:59 P.M. Eastern Time on Wednesday, May 24, 2017.

First Trust Advisors L.P., the Funds' investment advisor, along with its affiliate, First Trust Portfolios L.P., are privately-held companies which provide a variety of investment services, including asset management and financial advisory services, with collective assets under management or supervision of approximately $104 billion as of March 31, 2017 through unit investment trusts, exchange-traded funds, closed-end funds, mutual funds and separate managed accounts.

EIP provides advisory services to a number of investment companies and partnerships for the purpose of investing in MLPs and other energy infrastructure securities. EIP is one of the early investment advisors specializing in this area. As of March 31, 2017, EIP managed or supervised approximately $5.9 billion in client assets.

Investment return and market value of an investment in the Funds will fluctuate. Shares, when sold, may be worth more or less than their original cost.

Principal Risk Factors: The Funds are subject to risks, including the fact that each Fund is a non-diversified closed-end management investment company.

Because the Funds are concentrated in securities issued by MLPs, MLP-related entities, and other energy and utilities companies, they will be more susceptible to adverse economic or regulatory occurrences affecting those industries, including high interest costs, high leverage costs, the effects of economic slowdown, surplus capacity, increased competition, uncertainties concerning the availability of fuel at reasonable prices, the effects of energy conservation policies and other factors.

The Funds invests in securities of non-U.S. issuers which are subject to higher volatility than securities of U.S. issuers. Because the Funds invest in non-U.S. securities, you may lose money if the local currency of a non-U.S. market depreciates against the U.S. dollar.

The Funds' use of derivatives may result in losses greater than if they had not been used, may require the Funds to sell or purchase portfolio securities at inopportune times, may limit the amount of appreciation the Funds can realize on an investment, or may cause the Funds to hold a security that they might otherwise sell.

There can be no assurance as to what portion of FIF's distributions paid to the Fund's Common Shareholders will consist of tax-advantaged qualified dividend income.

Use of leverage can result in additional risk and cost, and can magnify the effect of any losses.

The risks of investing in the Funds are spelled out in the prospectus, shareholder reports and other regulatory filings.

The Funds' daily New York Stock Exchange closing price and net asset value per share as well as other related information can be found at www.ftportfolios.com or by calling 1-800-988-5891.


CONTACT: JEFF MARGOLIN - (630) 915-6784

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Source: First Trust Advisors L.P.